Filed pursuant to Rule 424(b)(7)

Registration No. 333-124843

Prospectus Supplement

(To Prospectus dated November 4, 2005)

BlackRock, Inc.

2.625% Convertible Debentures Due 2035

and

Shares of Class A Common Stock issuable upon conversion of the 2.625%

Convertible Debentures Due 2035

This prospectus supplement supplements the prospectus dated November 4, 2005 of BlackRock, Inc., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests) of up to $250,000,000 aggregate principal amount at maturity of our 2.625% Convertible Debentures Due 2035, or the debentures, and the shares of class A common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The following represents updated information regarding the selling securityholders listed in the selling securityholders table in the prospectus:

Name of Selling Securityholder	Prinicipal Amount of Debentures Beneficially Owned Prior to this Offering	Principal Amount of Debentures Offered by this Prospectus	Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering (1)	Number of Shares of Class A Common Stock Offered by this Prospectus
Asante Health Systems	144,000	144,000	1,401	1,401
Inflective Convertible Opportunity Fund 1, Limited	4,012,000	4,012,000	39,031	39,031
Medical Liability Mutual Insurance Company	21,000,000	21,000,000	204,300	204,300

(1)	Unless otherwise indicated, includes all shares of class A common stock issuable upon conversion of the debentures and assumes a conversion price of $102.79 per share of class A common stock and a cash payment in lieu of any fractional share. However, this conversion price will be subject to adjustment as described under “Description of the Debentures—Conversion of Debentures—Make Whole Amount and Public Acquirer Change of Control” and “Description of Debentures—Conversion of Debentures—Conversion Rate Adjustments” in the prospectus. As a result, the number of shares of class A common stock beneficially owned prior to this offering and the number of shares of class A common stock offered hereby may increase or decrease in the future. Also assumes that the debentures are convertible immediately. As described in the prospectus under “Description of the Debentures—Conversion of Debentures,” the debentures are convertible only in specified circumstances.

Investing in the debentures or shares of our class A common stock involves risks that are described in the “Risk Factors” section beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 14, 2005.

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